UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

(Rule 14d-101)

SOLICITATION/RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

STURM, RUGER & COMPANY, INC.

(Name of Subject Company)

STURM, RUGER & COMPANY, INC.

(Name of Person Filing Statement)

COMMON STOCK, PAR VALUE $1.00 PER SHARE

(Title of Class of Securities)

864159108

(CUSIP Number of Class of Securities)

Sarah F. Colbert

Senior Vice President, General Counsel and Corporate Secretary
Sturm, Ruger & Company, Inc.
One Lacey Place
Southport, Connecticut 06890
(203) 259-7843

(Name, address and telephone numbers of person authorized to receive notices and communications on behalf of the persons filing statement)

With copies to:

Richard M. Brand

Kiran S. Kadekar
White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
(212) 819-8200

☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 7.01 and 9.01 of the Current Report on Form 8-K filed by Sturm, Ruger & Company, Inc. on May 4, 2026 (including all exhibits attached thereto) is incorporated herein by reference.